06/25/2026 RE:      Offer Letter Dear Colleen Martin-Garcia, Congratulations! We are excited to offer you employment with 8x8, Inc. (“8x8” or “Company”) in the full-time position of SVP, Chief Accounting Officer beginning on July 6, 2026 (“Start Date”). As such, you will have responsibilities and perform duties consistent with this position as assigned to you from time to time by your manager. Your designation as Principal Accounting Officer of 8x8, Inc. shall be subject to, and effective upon, your formal appointment by the Board of Directors at its next regularly scheduled meeting following your Start Date. You will be working out of the Company’s US-California-Campbell Office, reporting to your manager, the Company’s Chief Financial Officer, provided that you may be required to travel from time to time as directed by the Company. Compensation: Salary: You will be paid an annual salary of $360,000.00, paid in accordance with the Company’s standard payroll policies, which currently is to be paid biweekly, subject to required withholdings and taxes and any authorized employee deductions. This salary is subject to periodic review and adjustment. Bonus: You will also be eligible to participate in the Company's discretionary incentive plan. Your total annual target bonus opportunity will be equal to 50% of your base salary. The actual bonus amount could be larger or smaller than the target amount, based on your performance, and the performance of the Company. The exact bonus amount is at the sole discretion of the Company and is not guaranteed. Eligibility to receive a discretionary bonus is subject to your continued employment with the Company through the payment of any bonus.  The components and respective attainment will be determined by your management team and the Company, with details to be communicated. For fiscal year 2027, your bonus will be prorated based on your length of service during the fiscal year.   Stock Award: Subject to the approval of 8x8’s Board of Directors, you will be granted an award of approximately 600,000 shares of restricted stock units (“RSUs”), representing the right to acquire shares of 8x8, Inc. Common Stock upon vesting. Any such award shall be made to you in the next available quarterly award month following your Start Date (currently June, September, December and March), subject to your Start Date falling before the end of the month prior to the next available quarterly award month (failing which, any award shall be made on the next applicable quarterly award month). By way of illustration, if your Start Date is 20 August, the award would be made in Colleen Martin-Garcia

September whereas if your Start Date is 1 September, the award would be made in December. This award will be subject to the terms of the applicable 8x8, Inc. stock plan and any supporting grant award documents. The shares will vest over a three-year period, with one-third (1/3) vesting on the first anniversary of the grant date, and the remainder vesting in eight (8) equal quarterly installments thereafter, subject to your continued employment or other qualifying association with the Company or any of its affiliates. Share Retention: You agree to acquire and retain an ownership interest in shares of 8x8 Common Stock whose value equals or exceeds one times (1X) the amount of your base salary as set forth in the Salary section above. For avoidance of doubt, any unvested or unearned shares will not be counted towards this requirement. You will have five years from your Start Date in which to meet this stock ownership threshold. If at any time thereafter, while you remain employed by the Company, your aggregate share ownership as defined in this Share Retention section should fall below the threshold, you agree (a) to retain shares as they vest and you acquire them pursuant to any awards granted to you, and (b) not to sell or otherwise transfer any of your shares of 8x8 common stock (other than in satisfaction of withholding requirements as permitted under the applicable 8x8, Inc. stock plan), until your share ownership equals or exceeds the threshold. In the event of a Corporate Transaction (as defined in the stock plan), this Share Retention section shall cease to apply. Severance Benefits: You will be entitled to benefits under the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy, as amended, (the “Policy”) at the Executive Tier in accordance with the terms thereof. Such benefits include potential vesting acceleration of stock-based compensation and/or cash severance upon the termination of your employment under specified circumstances, including in connection with a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy. A copy of the Policy, as in effect on the date of this offer letter, may be requested and is available at the SEC’s website. Benefits: You will be eligible to participate in the Company’s standard vacation, medical, vision, dental insurance benefits and 401(k) plan available to similarly situated employees according to the benefit plans and Company policy. You will also be eligible to participate in the Company's Employee Stock Purchase Plan (“ESPP”, the offering periods for which commence on February 1st and August 1st of each year). The future availability and terms of the ESPP always remains subject to the approval of the Company’s Board of Directors. A copy of the ESPP is available at the SEC’s website and maybe requested from the Company. Pre-Employment Conditions: Confidential Information, Restrictive Covenants and Invention Assignment Agreement. You will be required to sign the Company’s Confidential Information, Restrictive Covenants and Invention Assignment Agreement (“Confidentiality Agreement”), which includes covenants relating to, among other matters, protection of the Company’s proprietary and confidential information, assignment of inventions and non-solicitation of Company employees for 12 months following the termination of your employment. Employment Eligibility and Background Check. Your employment with the Company is also contingent upon satisfactory completion and passing of employment screening that includes verification of employment and education history, and background and reference checks (which you hereby authorize the Company to conduct). In addition, you will be required to complete the Form I-9 (Employment Eligibility Verification) within your first three days of employment, in accordance with applicable law. This offer will be withdrawn if any of the above conditions are not satisfied. Compliance with Obligations to Current and Former Employers: 8x8 is hiring you for your talents, skills, general industry knowledge and expertise. During the course of your employment with 8x8, we expect you to comply with any and all obligations you may have to any former employers (including your current employer), including, for example, any prohibitions against the use or disclosure of such employer’s confidential information, or the solicitation of its employees.        You must not use or disclose during the course of your employment with 8x8, any trade secrets or other confidential information of any former employer or any other company not affiliated with 8x8, nor should you copy or take with you any confidential or proprietary materials from another company. You will not need this information to perform your duties at 8x8 and using such information would violate 8x8 policies. You represent and agree that (i) your employment with 8x8 will not violate any restrictions against competition or similar covenants to which you may be subject; (ii) you have not brought or disclosed to, and you will not bring or disclose to, or use in connection with your employment with, the Company any trade secrets or confidential or proprietary information from any prior employer, or any other person or entity; and (iii) other than with respect to information solely in your memory, you have not taken information from any prior employer, and you have returned or destroyed or, at the very least, will have returned or destroyed by your Start Date any confidential information of your former employer that you may have in your physical possession or under your control. At-Will Employment: This Offer Letter does not constitute a contract of employment for any period of time. You will be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, for any reason or no particular reason.  Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.  Your signature at the end of this Offer Letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with 8x8. General Obligations: At all times during your employment, you are expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You also agree to observe, respect and comply with all policies and procedures of the Company, whether written or oral, including but not limited to the Company’s Employee Handbook.   No Outside Consulting: You agree not to serve on any board of directors or equivalent governing body for any other organization, nor to perform any outside consulting work for any other person or organization, while employed full time at the Company, other than with the advance written approval of the Chief Legal Officer and Chief Human Resources Officer of the Company.  The Company acknowledges your current service on the boards of Arts Council Santa Cruz County and Skills of Life and consents to the continuation of that service.  8x8 is an E-Verify employer: 8x8 uses E-Verify to establish identity and authorization to work as required by the Immigration Reform and Control Act of 1986 ("IRCA"). E-Verify is an Internet-based system maintained by the U.S. government that allows businesses to determine the eligibility of their employees to work in the United States. E Verify compares information from an employee's Form I-9 to data from U.S. Department of Homeland Security and Social Security Administration records to confirm employment eligibility. For more information about E-Verify, please go to the government's website at: www.uscis.gov/e-verify. Miscellaneous: This Offer Letter, including all referenced plans, policies, and Confidentiality Agreement, sets forth the entire agreement between the Company and you with respect to its subject matter and supersedes all prior agreements between the Company and you, whether oral or written.  The Company reserves the right, in its sole discretion, to modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by law. We look forward to working with you. To indicate your acceptance of the Company’s offer, please electronically sign and date this letter on or before 5:00pm Pacific Time on June 26, 2026, after which time this offer may be withdrawn. Congratulations and welcome to the 8x8 team! Sincerely, 8x8, Inc By: By: Jared Lucas Chief Administrative Officer Accepted and Agreed: /s/ Jared Lucas

   {dateSigned1} Colleen Martin-Garcia /s/ Colleen Martin-GarciaignHere1}